Exhibit 23.1

DAVIS ACCOUNTING GROUP, P.C.
A Certified Public Accounting Firm
1957 West Royal Hunte Drive, Suite 150, Cedar City, Utah 84720
(435) 865-2808 • FAX (435) 865-2821

Mr. Ryan Goldstein, President and Director
Lightview, Inc.
27 East 13th Street, #4e
New York, New York 10003

Dear Mr. Goldstein,

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation in the Registration Statement of Lightview, Inc. on Form SB-2 of our report on the financial statements of the Company as its registered independent auditors dated May 29, 2007, as of and for the periods ended December 31, 2006, and February 28, 2007. We further consent to the reference to us in the section on Experts.

Respectfully submitted,

/s/ Davis Accounting Group P.C.

Cedar City, Utah,
July 02, 2007.